EXHIBIT 11
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                        COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except earnings per share data)




                                                            Three Months Ended                Six Months Ended
                                                            ------------------                  ----------------
                                                         June 30,         June 30,          June 30,         June 30,
                                                           2001            2000               2001             2000
                                                         --------         --------          --------         --------

NET LOSS FOR THE PERIODS                              $(  396,028)       $(320,051)         $(  678,768)     $(776,315)
                                                      ===========        =========          ===========      =========

LOSS PER SHARE:
     Basic                                            $     (0.03)       $   (0.04)         $     (0.05)     $   (0.10)
                                                      ===========        =========          ===========      =========

     Diluted                                          $     (0.03)       $   (0.04)         $     (0.05)     $   (0.10)
                                                      ===========        =========          ===========      =========

WEIGHTED AVERAGE COMMON
  SHARES


         Outstanding                                   11,621,031        7,402,597           15,225,620      8,539,095


         Outstanding Assuming Dilution                 11,621,031        7,402,597           15,225,620      8,539,095

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